Exhibit 10.49

SECOND AMENDED AND RESTATED CONTRACT FOR THE SUPPLY OF

FULFILMENT AND CALLCENTER SERVICES

This contract is between:

Opodo Limited

Whose registered office is 5 Chancery Lane, Clifford’s Lane, London EC4A LBU

(Hereinafter referred to as Opodo)

+

And; TRX Europe limited

Whose registered office is Sutherland House, Russell Way, Crawley, West S USSEX,

RH10 1UH (Hereinafter referred to as TRX)

I have read and accept the Terms and Conditions contained herein:

Signed for and on behalf of Opodo Limited		Signed for and on behalf of TRX Europe Limited

By:	/s/ Simon Vincent	By:	/s/ Trip Davis
Name:	Simon Vincent	Name:	Trip Davis
Title:	CEO OPODO	Title:	President & CEO

Date:	30/11/04	Date:	29 November 2004

WHEREAS:

Opodo wishes to retain TRX as a supplier of certain services as defined herein.

1.	Definitions

1.1	As used herein the following terms shall have the following meanings, unless the context otherwise requires:

“Agreement” means the agreement between Opodo and TRX, comprising this document and its Schedules.

“Average Handling Times” means Talk Time plus Wrap Time for telephone and email handling times as set out in Schedule 7 and split by market.

“Change Management Procedure” means the procedure detailed in Schedule 4.2. Any amendments to the scope of Services that likely will result or have resulted in an increase or decrease in Average Handling Times of 10% or more in any one market, or that would require TRX support and services in connections with the proposed entry by Opodo into New Markets as contemplated by Section 4.4, must be handled through the Change Management Procedure.

“Confidential Information” means any information relating to the business and affairs (including Intellectual Property Rights) of both Opodo and TRX and to the identity and business affairs of either parties customers and clients and potential customers and clients which comes to either parties’ attention or possession and which both parties regard, or could reasonably be expected to regard as confidential, whether or not any such tangible information is marked ‘confidential.’

“Existing Markets” means the markets of France, Germany and the U.K.

“Force Majeure” means any event or circumstance which is beyond the reasonable control of TRX, including an act of God, lightning, fire, storm, flood, earthquake, act of a public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage and act of vandalism, but excluding strikes, lockouts or other industrial disturbances occurring solely within the business of TRX.

“Intellectual Property Rights” means copyrights, patents, utility models, trademarks, service marks, design rights (whether registered or unregistered), database rights, and proprietary information rights.

“Operations Manual” means the manual produced by Opodo and provided to TRX (and reasonably acceptable to TRX) as updated from time to time and used for training purposes. In the event of any discrepancy between this Agreement and the Operations Manual, this Agreement will govern and control.

2.	Term of this Agreement

2.1	The parties agree that the First Amended and Restated Contract for the Supply of Fulfilment and Callcentre Services dated 29 November 2004 (the “First Amendment”) shall be amended and restated as set forth herein effective 1 January 2005 and all its terms and conditions will be superseded by those detailed in this Agreement.

2.2	This Agreement is entered into as of the date first written above and its terms and conditions shall automatically supersede and restate in all respects the First Amendment as of 1 January 2005 and terminate on 31 December 2007 unless terminated earlier in accordance with Section 7.

3.	Performance of the Services

3.1

TRX shall perform for Opodo the fulfilment and call centre services detailed in Schedule 1 (the “Services”) in accordance with the Service Levels detailed in Schedule 2. During the term of this agreement Opodo may elect, on at least 6 months notice to TRX, to change the levels of TRANXACT services (i) from Level 1 to Level 2 in the UK and/or (ii) from Level 2 to Level 1 in Germany in relation to markets serviced from the TRX offices in Berlin.    *

* CONFIDENTIAL TREATMENT REQUESTED

*

3.2	In performing the Services, TRX shall comply with all relevant legislation, regulations, codes of practice, guidance notes and other requirements applicable to its operations.

3.3	TRX has been informed of the requirements of Opodo and is aware of the Services to be provided and TRX hereby warrants that it has the skill and competence to meet those requirements and that they will perform the Services with skill, integrity and competence.

3.4	TRX shall inform Opodo promptly, giving details of the circumstances, reasons and likely duration, in the event that it becomes aware of anything of whatever nature and whether or not the result of any act or omission on the part of TRX or its employees or subcontractors which may prevent TRX from materially fulfilling its obligations in accordance with this Agreement.

3.5	TRX shall at all times have the necessary licences, approvals and consents necessary to allow TRX to be the lawful users of any computer hardware and software used by TRX for the purposes of this Agreement. For the avoidance of doubt, TRX shall not be liable for breach of this Section 3.5 where such breach arises directly as a result of Opodo failing to comply with its obligations pursuant to Sections 6.2 and 9.7.

3.6	Except to the extent expressly provided in this Section 3 all other warranties or conditions as to the quality or standard of performance of the Services whether express, implied, statutory or otherwise are hereby excluded to the extent permitted by law.

3.7	The parties acknowledge the “Leicester Facility Transition” provisions set forth on Schedule 5.

3.8	For purposes of this Section 3.8, the following terms have the following meanings:

“Affiliate” of an entity means any other entity directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such entity. For this purpose, “control” shall exist when an entity owns beneficially, directly or indirectly, 51% or more of the outstanding voting securities or equity interests of another entity or where an entity has the ability to elect or to cause the election of a majority of the board of directors of another entity.

“Annual Minimum Volume” means the aggregate volume of TRANXACT Level 1 ticket transactions performed by TRX for Opodo in the Existing Markets during the 12 months ending 31 December 2004.

“TRANXACT Level 1 Services and Functionality” means the services and functionality provided generally by TRX’s TRANXACT Level 1 services offering.

* CONFIDENTIAL TREATMENT REQUESTED

(a) While there is no exclusivity obligation in this Agreement, it is TRX’s hope and expectation that Opodo shall procure all of its TRANXACT Level 1 Services and Functionality needs in or with respect to the Existing Markets fromTRX.

(b) In the event Opodo procures TRANXACT Level 1 Services and Functionality in the Existing Markets from any party other than TRX (an “Alternative Supplier”), Opodo shall give TRX written notice of same.

*

(c) For the avoidance of doubt, any adverse effect or diminishment in Annual Minimum Volume resulting from or in connection with the exercise of Opodo’s rights under Section 7.1 of this Agreement will be excluded from the above calculations.

(d) For the avoidance of doubt, Opodo shall not be liable for any adverse effect or diminishment on Annual Minimum Volume:

    *    .

4.	Payment

4.1	In consideration of the provision of the Services, Opodo shall pay to TRX the fees detailed in Schedule 3 (the “Fees”) and in consideration for the provision of the “UK Management Services” (as defined in Schedule 5), the fees set out in Schedule 5. All fees payable hereunder are exclusive of VAT.

* CONFIDENTIAL TREATMENT REQUESTED

4.2	Each year during the term of the Agreement the parties will conduct in good faith a review of the Fees (“Benchmarking Process,” as further detailed on Schedule 3). The Benchmarking Process will begin on October 1 and the parties intend that it be completed by 31 October. The Benchmarking Process will be conducted pursuant to the Benchmarking procedures set forth on Schedule 3. In the event the Benchmarking Process indicates that TRX is entitled to increase the Fees such increase in any single year will be limited to * .

4.3	Unless the parties otherwise agree (e.g. pursuant to or in connection with a Change Management Procedure), any change in the Fees resulting from the Change Management Procedure detailed on Schedule 4.2 will be limited as follows:

(a)	Any change giving rise to a * or more increase in Average Handling Times; where such increase is sustained for * consecutive calendar months or more after the scope of Services has been modified though such procedure, TRX shall be entitled to charge at cost for the incremental increase in the relevant Average Handling Times (in the relevant market only);

(b)	Any change giving rise to a * or more decrease in Average Handling Times, where such decrease is sustained for * consecutive calendar months or more after the scope of Services has been modified though such procedure, TRX shall reduce, at cost, fees corresponding to the incremental decrease in relevant Average Handling Times (in the relevant market only).

4.4	If Opodo requests, and TRX agrees, that TRX shall provide Level 1 TRANXACT services (as defined in Schedule 1) for new markets in which Opodo may in the future operate (“New Markets”, which shall in no event include the Existing Markets), such services will be provided in accordance with pricing then currently applicable to Level 1 TRANXACT. Similarly, if Opodo requests, and TRX agrees, that TRX shall provide Level 2 TRANXACT services (as defined in Schedule 1) for New Markets in which Opodo may in the future operate, such services will be provided in accordance with pricing then currently applicable to Level 2 TRANXACT.

(a)	With respect to both Level 1 TRANXACT and Level 2 TRANXACT, such pricing is independent of, and does not include, any development or other related costs that may be charged to Opodo in connection with the entry into and the provision in such New Market of TRANXACT services, and unless otherwise agreed by the parties, any requested provision by TRX of services to support an entry by Opodo into any New Market pursuant to this Section 4.4 shall be subject to a Change Management Procedure.

* CONFIDENTIAL TREATMENT REQUESTED

(b)	For the avoidance of doubt, (i) unless Opodo and TRX agree as herein contemplated, in no event will Opodo be under any obligation to use TRX for the provision of services in any New Market, nor will TRX have any obligation to provide such services in such New Markets, and (ii) as used in this Agreement, references to TRANXACT services are also deemed to include CORREX services.

4.5	Except with respect to the monthly prepayment provided and paid in accordance with Schedule 3 (in the section titled “Payment Terms”) and agreed prepaid costs set out in Schedule 5, all fees, costs and expenses to be paid by Opodo hereunder shall be paid by Opodo * . Fees shall be invoiced and paid in accordance with Schedule 3.

4.6	Sums not paid by their due date shall bear interest from day to day at 3% above the base rate of Barclays Bank plc from time to time or such other rate as may replace it. Further, a party’s failure to pay amounts due under this Agreement within 15 days of notice of such non-payment shall be deemed a material breach of this Agreement (provided in all events that the initial 30 days standard payment terms contemplated by Section 4.5 and/or Schedule 3, as the case may be, has elapsed). The parties agree that this remedy provides the payee party with a substantial remedy for the purposes of the Late Payment of Commercial Debts (Interest) Act 1998 and that the parties waive and exclude the statutory right to interest otherwise granted under such Act.

5.	Confidentiality

5.1	Except as permitted by law, neither party shall disclose any Confidential Information relating to the other party without the prior, written consent of the other party.

5.2	Neither party shall make any unauthorised use of the Confidential Information belonging to the other party.

5.3	Either party shall immediately notify the other party should it become aware of the possession, use or knowledge of any of the Confidential Information by any unauthorised person, whether during or after the term of the Agreement and shall provide such assistance as is reasonable to deal with such an event.

6.	Intellectual Property Rights

6.1

Any and all copyright and other intellectual property rights or other deliverables and work product produced in the performance of the Services and otherwise produced or created by TRX, its employees, agents or subcontractors exclusively for and paid for by Opodo shall belong to Opodo. TRX will assign or will procure the assignment of any such rights to Opodo and will take reasonable steps to confirm vesting of title of any or all such intellectual property rights in any or all countries in Opodo or its nominee absolutely. TRX will execute such documents and provide such information

* CONFIDENTIAL TREATMENT REQUESTED

and assistance as Opodo reasonably requests for the purpose of confirming those rights to Opodo.

6.2	All TRX software and hardware is and will remain the property of TRX and Opodo shall not obtain any rights to such property by virtue of this Agreement. For the avoidance of doubt, hardware and other assets owned by Opodo and used in connection with the performance of this Agreement are identified on Schedule 6.2 hereto. TRX hereby grants to Opodo a personal, non-exclusive, non transferable license for the term of this Agreement to use any TRX software or other TRX Intellectual Property Rights to the extent necessary for the exercise and performance of Opodo’s rights and obligations under this Agreement. Similarly, Opodo hereby grants to TRX a personal, non-exclusive, non transferable license for the term of this Agreement to use any Opodo software or other Opodo Intellectual Property Rights to the extent necessary for the exercise and performance of TRX’s rights and obligations under this Agreement.

7.	Termination

7.1	In the event that the annual Benchmarking Process of TRX’s Fees reveals that TRX’s fees for TRANXACT or SELEX are higher than those charged by other suppliers (which may be affiliates of Opodo) of similar services with respect to similar volumes and periods, and TRX fails to reduce its fees to a competitive level within 20 days of Opodo providing TRX with its Benchmarking figures and the parties concluding the Benchmarking Process, all in accordance with Schedule 3 (such 20 day period, the “Implementation Period,” which the parties agree they shall use reasonable efforts to conclude as soon after 1 November as is practicable), then Opodo may terminate TRX’s provision of the “Defined Services” in the “Defined Markets” (as such terms are defined in Schedule 3, “Benchmarking Process,” of this Agreement) hereunder upon giving 6 months prior written notice to be delivered at any time within 30 days following the conclusion of the Implementation Period.

7.2	Either party may terminate this Agreement immediately at any time by written notice to the other party if:

(a)	that other party commits any material breach of its obligations under this Agreement which (if remediable) is not remedied within 30 days (or 15 days with respect to a payment default, as set forth in Section 4.6) after the service of written notice specifying the breach and requiring it to be remedied; or

(b)	that other party ceases to trade (either in whole, or as to any part or division involved in the performance of this Agreement), or becomes insolvent, has a receiver, administrative receiver, administrator or manager appointed of the whole or any part of its assets or business, makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt or an order or resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation of reconstruction);

7.3	Either party may terminate TRX’s provision of SELEX Services for one or more markets upon providing 6 months prior written notice. With respect to Opodo this notice may be given at anytime and with respect to TRX may only be given at the time of completion of the annual Benchmarking Process referenced in Section 7.1, above.

7.4	Upon termination of this Agreement or any portion hereof by Opodo in accordance with section 7.1 or 7.3 above, Opodo shall reimburse to TRX any capital expenditure (unless, and only to the extent, previously written down or off by TRX) relating to equipment specifically purchased by TRX during the term of this Agreement (and prior approved by Opodo) in order to perform the Services for Opodo.

7.5	Upon termination of this Agreement, each party shall promptly return to the other or dispose of it in accordance with the other’s instructions all Confidential Information and other data and documents and copies thereof disclosed or supplied to it pursuant or in relation to this Agreement and shall certify in writing to the other when the same has been completed.

7.6	TRX acknowledges that it is critical for Opodo to have continuity of the Services following termination of the Agreement or any part of the Services and, in this respect, TRX agrees to co-operate with Opodo and/or any new service provider appointed by Opodo to provide the Services, or any part of them, all upon such commercially reasonable terms and fees as may be agreed by the parties, in ensuring smooth handover and continuity of the Services during the handover period as detailed in Schedule 4.1.

8.	Liability

8.1	TRX shall indemnify Opodo from all claims, actions or demands by third parties against Opodo, and from all damages, losses, costs, expenses and payments whatsoever suffered or incurred by Opodo in respect of any breach of the Agreement by TRX arising during the Agreement. Opodo may satisfy this indemnity for any valid claims from any payments due to TRX by Opodo.

8.2	Opodo shall indemnify TRX from all claims, actions or demands by third parties against TRX, and from all damages, losses, costs, expenses and payments whatsoever suffered or incurred by TRX in respect of any breach of the Agreement by Opodo arising during the Agreement.

8.3	Subject to Section 8.5 below, the liability of TRX and Opodo under this Agreement whether in contract, tort or otherwise (including but not limited to liability under the indemnities given under Sections 8.1 and 8.2 but excluding any indemnity given in Schedule 5) shall not exceed the aggregate of the Fees accrued in the 3 month period immediately prior to the month in which the event occurred or the series of events commenced giving rise to an indemnity or other claim pursuant or related to this Agreement.

8.4	SUBJECT TO SECTIONS 8.5 AND 8.6 BELOW, NEITHER OPODO NOR TRX SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL

DAMAGES, OR FOR ANY ECONOMIC LOSS OR FOR LOSS OF PROFITS, BUSINESS, CONTRACTS, GOODWILL OR ANTICIPATED SAVINGS.

8.5	NOTWITHSTANDING THE PROVISIONS OF SECTION 8.3 AND 8.4 ABOVE, SUCH LIMITATIONS SHALL NOT LIMIT TRX’S LIABILITY FOR WILFUL REFUSAL TO PERFORM THE SERVICES IN ACCORDANCE WITH THIS AGREEMENT, WITH A KNOWING AND SPECIFIC INTENT TO HARM THE BUSINESS OF OPODO, UNDER CIRCUMSTANCES WHERE TRX IS CAPABLE OF PERFORMING (NOT FOR EXAMPLE BUT NOT LIMITED TO AS A RESULT OF FORCE MAJEURE) AND WHERE OPODO IS NOT IN MATERIAL BREACH OF THIS AGREEMENT (A “STOP PERFORMING BREACH”). IN THE EVENT OF A STOP PERFORMING BREACH, THE LIABILITY OF TRX SHALL NOT EXCEED €10,000,000.

8.6	TRX shall not be liable for any acts, errors, omissions, losses, injuries, deaths, property damage, accidents, delays, non-performances, or any other irregularities, or any resulting indirect or consequential damages, occasioned by the actions of the airlines or third party suppliers engaged in providing travel services (except where such suppliers are TRX’s own agents or sub- contractors (e.g. temporary or contract employees)).

8.7	Nothing in this Section 8 shall limit either party’s liability for death or personal injury resulting from its negligence or for fraud.

8.8	Each of the parties hereby irrevocably waives any right, remedy or claim it may have against the other in contract, tort or the law generally (including without limitation any right to be indemnified) arising directly or indirectly out of the previous agreement between them dated 1 January 2004 or any agreement prior to 1 January 2004 related to the same subject matter (“the Previous Agreement”) and the parties mutually release each other from any liability in relation to any breach of any obligation owed by one party to the other under or with reference to the Previous Agreement which arose prior to the date of this Agreement and regardless of whether a party has notified the other in writing or otherwise of any such claim or liability, save in respect of any breach or potential breach of the Previous Agreement: (i) involving fraud, fraudulent misrepresentation; or (ii) involving death or personal injury resulting from the negligence of a party.

9.	General

9.1	If any term herein conflicts with any term contained in either one of the Schedules then the Schedules shall take precedence.

9.2	English law shall govern the interpretation, construction, effect and enforceability of the Agreement and the parties agree to submit to the exclusive jurisdiction of the English Courts, unless it is expressly provided otherwise in this Agreement.

9.3	Neither party may assign this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld.

9.4	TRX will observe the provisions of the Data Protection Acts of 1984 and 1998, and shall indemnify Opodo for any breach thereof. Opodo shall indemnify TRX and its employees and agents against any liabilities arising from any breach of same Acts by Opodo.

9.5	No rights shall accrue to any third party under this agreement pursuant to The Contracts (Rights of Third Parties) Act 1999.

9.6	If TRX is prevented, hindered or delayed from performing any of its obligations under this agreement by Force Majeure, TRX’s obligations shall be suspended for so long as the Force Majeure continues and the relevant Service Levels shall be adjusted to reflect this. During the period of “catch up” following an incident of this type, TRX will also be relieved from paying applicable service credits relating to SLA’s. Notwithstanding the foregoing, if TRX is subject to a Force Majeure event that prevents its performance hereunder, it shall use all commercially reasonable efforts during the pendency of such Force Majeure event to mitigate the adverse effects on its services resulting from such event, including but not limited to attempting to migrate affected services to service centres not then affected by such event.

9.7	Opodo shall obtain all necessary consents from its vendors, licensors, customers and related parties to permit TRX to provide the Services.

9.8	This Agreement contains the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement, whether written or oral. This shall not be construed as limiting either party’s liability for fraudulent misrepresentation.

SCHEDULE 1

THE SERVICES

TRX will provide the services set out in the table contained in this Schedule 1 (the “Services”). For the purposes of this Schedule 1, the following abbreviations have the following meanings:

‘ATB’ means Automatic Ticket and Boarding Pass

‘BSP’ means Bank Settlement Plan

‘PNR’ means Passenger Name Record

‘PTA’ means Pre-paid Ticket Advice

‘SMS’ means Short Message Service

‘TBM’ means Ticket by Mail

‘TOD’ means Ticket On Departure

‘TSR’ means Ticket Sales Record

‘IATA’ means International Air Transport Association

‘CSR’ means Customer Service Representative

Service (Items 1-21 below relate to SELEX)	Description
1) Operate the Berlin centre	Operate the Berlin contact centre for customers’ requests for service and assistance as well as servicing, according to the agreed hours of operations. TRX staff and office space currently used to provide SELEX Services will provide for the exclusive delivery of Services to Opodo.

Until 31 March 2005 TRX shall provide 24/7 hours SELEX services. From 1 April opening hours shall be * Monday-Friday (unless Opodo informs TRX by 31 March 2005 that it wishes to vary this timing by one hour either way); * Saturday and Sunday (unless Opodo informs TRX by 31 March 2005 that it wishes to vary this timing by one hour either way). Whilst TRX provides 24/7 services, SLA’s will apply on a 24/7 basis, once hours reduce to those described above, the SLA’s will apply to those hours only.

2) Operate the ticketing centre for German and French Markets and the despatch centre for the German market

German Market

Operate the ticketing and despatch centre for ticket printing and despatch in the required German Market All paper tickets that have satisfactorily passed quality control will be despatched within one day of receipt (subject to the operating days of Opodo’s appointed carrier).

* CONFIDENTIAL TREATMENT REQUESTED

French Market

Operate the ticketing centre for the French Market out of the Berlin office according to the agreed hours of operations set out in “1) Operate the Berlin centre” above. Any instance requiring manual ticketing will, subject to quality control, be ticketed within one day of receipt.

French Ticket Printing and Despatch

Opodo will be responsible for ticket printing and despatch in France.

3) Respond to customer requests for services or assistance via the following channels: Telephone, E-mail, Callback, White mail, and Fax.	German Market Receive request for services or assistance on a private label basis from Opodo customers in respect of GDS and Opodo Site bookable products. For Germany the products will be – • Air
• Hotel • Car • Travel insurance - subject to the completion of the necessary integration activities

For the avoidance of doubt, any change in GDS will be handled through the Change Management Procedures.

Request for services to cover (provided that, for the avoidance of doubt, Package Services are not included in the following):

(a)    Opodo Site Enquiries

(b)    Technical Enquiries (As defined in Operations Manual)

(c)    Opodo Site navigational enquiries

(d)    Assistance to customer in completing a booking commenced on the Opodo Site

(e)    New Booking via GDS or CSR

(f)     Amend Booking

(g)    Assistance to enquiries during travel

(h)    Service post travel

(i)     All other enquiries related to the Opodo Site, to events prior, during & post travel relating to customer bookings.

Package Services do not include ‘Shopping Basket’ services i.e. where the customer buys multiple products himself/ herself from the Opodo site and makes a single payment.

All support and contacts will customers with be transacted in German and all customer service staff must be fluent in German.

In order to deliver the service, TRX shall be obliged to rely only on information from the Systems and from information otherwise provided by, or facilitated by, Opodo under the terms of this Agreement

For the avoidance of doubt, TRX shall not seek to resolve, “sold out” city hotel bookings by any means other than the GDS or Opodo Site. Additionally, TRX will perform the Services in a manner consistent with mutually agreeable GDS high-risk procedures in accordance with the Operations Manual.

French Market

Receive request for services or assistance on a private label basis from Opodo customers in respect of GDS and Opodo Site bookable products. For France the products will be -

• Air

• Hotel

• Car

• Travel insurance - subject to the completion of the necessary integration activities

For the avoidance of doubt, any change in GDS will be handled through the Change Management Procedures.

Request for services to cover (provided that, for the avoidance of doubt, package services are not included in the following):

(j) Opodo Site Enquiries

(k) Technical Enquiries (As defined in Operations Manual)

(l) Opodo Site navigational enquiries

(m) Assistance to customer in completing a booking commenced on the Opodo Site

(n) New Booking via GDS or CSR

(o) Amend Booking

(p) Assistance to enquiries during travel

(q) Service post travel

(r) All other enquiries related to the Opodo Site, to events prior, during & post travel relating to customer bookings.

Package Services do not include “Shopping Basket” services i.e. where the customer buys multiple products himself/herself from the Opodo site and makes a single payment.

All support and contacts with customers will be transacted in French and all customer service staff must be fluent in French.

In order to deliver the service, TRX shall be obliged to rely only on information from the Systems and from information otherwise provided by, or facilitated by, Opodo under the terms of this Agreement.

For the avoidance of doubt, TRX shall not seek to resolve, “sold out” city hotel bookings by any means other than the GDS or Opodo Site. Additionally, TRX will perform the Services in a manner consistent with mutually agreeable GDS high-risk procedures in accordance with the Operations Manual.

4) Complete travel reservations	German Market

Obtain all required information to complete the customer’s travel reservation (PNR and other related system). This information shall cover, but not be limited to, customer details, its travel needs and payment information.

The travel reservations shall be completed in accordance with the agreed format validated with the customer and confirmed via the GDS (and/or the Opodo Site where necessary).

French Market

Obtain all required information to complete the customer’s travel reservation (PNR and other related system). This information shall cover, but not be limited to, customer details, its travel needs and payment information.

The travel reservations shall be completed in accordance with the agreed format validated with the customer and confirmed via the GDS (and/or the Opodo Site where necessary).

5) Confirm travel reservations made or/and modified through the Service Centre to customer

German Market

Confirm travel reservations to customer by e-mail, or SMS (when available), or telephone where necessary, dependent on the customer’s or Opodo’s preference. Email and SMS confirmations shall be system generated. For the avoidance of doubt TRX will not be required to manually produce confirmations (except for duplicate confirmations).

French Market

Confirm travel reservations to customer by e-mail, or SMS (when available), or telephone where necessary. dependent on the customer’s or Opodo’s preference. Email and SMS confirmations shall be system generated. For the avoidance of doubt TRX will not be required to manually produce confirmations (except for duplicate confirmations).

6) Perform quality control	German Market

Utilise CORREX and /or other TRX processes to ensure PNRs, e-mails, white mail, fax or any other written documents are in accordance with the agreed formats and standards.

French Market

Utilise CORREX and /or other TRX processes to ensure PNRs, e-mails, white mail, fax or any other written documents are in accordance with the agreed formats and standards.

7) Issue travel documents	German Market

Issue and dispatch tickets, e-tickets, itineraries, wrappers, travel insurance policies, statutory notices, and receipts as required for a product purchased by customer. Documents shall be in accordance with the Operations Manual and subject to any GDS constraints, having passed Quality Control.

French Markets

Issue tickets, e-tickets, itineraries, travel insurance policies, and statutory notices as required for a product purchased by customer. Documents shall be in accordance with the Operations Manual and subject to any GDS constraints having passed Quality Control.

8) Distribute travel documents	German Market

Package in preparation for despatch (as necessary, according to the relevant process as defined in the Operations Manual) paper tickets, e-tickets, vouchers, wrappers (when introduced following discussion through the Change Management Procedure), itineraries, travel insurance policies, statutory notices for customer, showing the relevant travel reservations and purchases for distribution.

Distribute travel documents (by mail or courier) together with such reasonable marketing material as may be placed inside a standard Post Office approved size envelope, and deliver to customer or arrange for collection from relevant supplier as instructed by customer or Opodo. Other methods of distribution shall include, but not be limited to, e-tickets, TOD, PTA to airlines provided that such other distribution shall not include an obligation to distribute marketing material.

TRX shall only be required to sort marketing materials by Market.

French Market

Opodo will be responsible for Distribution of travel documents/itineraries etc. for the French Market.

9) Track travel documents	German Market

Track delivery of travel documents prior to document issue and, where requested by customer, after issue when delivery is by courier or special mail service at customer expense. For on-line bookings, Opodo shall advise the delivery method in the PNR.

French Market

For the French market Opodo will be responsible for

tracking of documents.

10) Assist customer with exchanges, re-issues and amendments	German Market
Exchanges, re-issues and amendments in respect of e-tickets and ATB for Air and all other site bookable products where Opodo is MOR.

Upon customer’s request or Opodo’s request, or supplier request:

• Make any necessary GDS or CSR based changes to reservations, accurately including but not limited to re-bookings and cancellations;

• Complete exchanges, re-issues and amendments via GDS and according to the applicable industry practice, rules and procedures.

For the avoidance of doubt, this includes GDS and CSR changes, and international access for en-route assistance subject to agreed hours of operation by Market.

French Market

Exchanges, re-issues and amendments in respect of e-tickets and ATB for Air and all other site bookable products where Opodo is MOR.

Upon customer’s request or Opodo’s request or supplier request

• Make any necessary GDS or CSR based changes to reservations, accurately including but not limited to re-bookings and cancellations;

• Complete exchanges, re-issues and amendments via GDS and according to the applicable industry practice, rules and procedures.

For the avoidance of doubt, this includes non-GDS and CSR changes, and international access for en-route assistance subject to agreed hours of operation by Market.

11) Assist customer with refund Completion	German Market .
Refunds in respect of e-tickets and ATB for Air within 3 days, plus all other site bookable products where Opodo is MOR

Upon Customer’s request or Opodo’s request, or supplier, initiate and track and complete refunds (undertaking all necessary tasks under TRX’s responsibility and await for third party’s response where applicable, before TRX can proceed further if necessary). This includes manual refunds.

For the avoidance of doubt this includes non-GDS and CSR refunds, and international access for en-route assistance subject to agreed hours of operation by Market. Additionally, TRX will continue to provide the current level of service related to fraud recovery.

French Market

Refunds in respect of e-tickets and ATB for Air within 3 days, and all other site bookable products where Opodo is MOR

Upon Customer’s request or Opodo’s request, or Supplier request initiate and track and complete refunds (undertaking all necessary tasks under TRX’s responsibility and await for third party’s response where applicable, before TRX can proceed further if necessary). This includes manual refunds.

For the avoidance of doubt this does not include non-GDS refunds, but does include international access for en-route assistance subject to agreed hours of operation by Market. Additionally, TRX will continue to provide the current level of service related to fraud recovery.

12) Action Opodo supplier requests	German Market

Answer specific requests by Opodo suppliers to customer travel reservations, including, but not limited to, actioning of GDS queues and/or fax/call/mail/email requests from the Opodo suppliers.

French Market

Answer specific requests by Opodo suppliers to

customer travel reservations, including, but not limited to, actioning of GDS queues and/or fax/call/mail/email requests from the Opodo suppliers.
13) BSP and TSR accounting and reconciliation’s	German Market

It is acknowledged that Hogg Robinson will perform BSP and TSR accounting reconciliation’s under the term of a separate agreement with Opodo. In no event will TRX be responsible for the acts or omissions of Hogg Robinson.

Should Opodo change BSP and TSR accounting reconciliation’s to a new provider during the term of the contract, TRX will work with Opodo on the transition and Opodo will compensate TRX for any development on a time and materials basis. TRX will continue to handle ADM/ACM as currently agreed.

French Market

It is acknowledged that Hogg Robinson will perform BSP and TSR accounting reconciliation’s under the term of a separate agreement with Opodo. In no event will TRX be responsible for the acts or omissions of Hogg Robinson.

Should Opodo change BSP and TSR accounting reconciliation’s to a new provider during the term of the contract, TRX will work with Opodo on the transition and Opodo will compensate TRX for any development on a time and materials basis. TRX will continue to handle ADM/ACM as currently agreed.

14) Customer liaison	German Market

Upon receipt of external information affecting customers travel purchase, TRX shall contact and inform customers of changes related to their purchased travel reservations. This includes, but is not limited to, schedule changes and schedule cancellations and shall occur through telephone when less than * , and Email if greater than * , and use of SMS as a priority where possible.

French Market

Upon receipt of external information affecting customers travel purchase, TRX shall contact and inform customers of changes related to their

* CONFIDENTIAL TREATMENT REQUESTED

purchased travel reservations. This includes, but is not limited to, schedule changes and schedule cancellations and shall occur through telephone when less than * , and Email when greater than * and SMS as a priority when possible.

15) Mystery Shopper Programme	TRX agrees to participate in Opodo’s monthly mystery shopper program with an outside vendor by contributing * in the aggregate until Opodo discontinues or in-sources such program.

16) Customer feedback	German Market

Collate feedback offered by customers relating to the service supplied both on-line and off-line in accordance with the Operations Manual.

French Market

Collate feedback offered by customers relating to the service supplied both on-line and off-line in accordance with the Operations Manual.

17) Complaint management	German Market

Handle any complaints from customers in accordance with the Operations Manual.

French Market

Handle any complaints from customers in accordance with the Operations Manual.

18) Referral commission handling	German Market

Pass referral commission payments from vendors to Opodo in respect of Opodo sales as soon as practicable after receipt by TRX. No reconciliation will be undertaken in this respect. Cheques will be paid into an Opodo bank account or passed unbanked to Opodo as may be agreed between the parties. TRX will have no liability for cheques not received or lost in the post.

French Market

Pass referral commission payments from vendors to Opodo in respect of Opodo sales as soon as practicable after receipt by TRX. No reconciliation will be undertaken in this respect. Cheques will be paid into an Opodo bank account or passed unbanked

* CONFIDENTIAL TREATMENT REQUESTED

to Opodo as may be agreed between the parties. TRX will have no liability for cheques not received or lost in the post.

19) Storage of documents and Stationery	German Market

Handle and store at TRX’s premises any documents needed to perform the Services as required by and in accordance with IATA and any other legal requirements as more specifically defined in the Operations Manual.

French Market

Handle and store at TRX’s premises any documents needed to perform the Services as required by and in accordance with IATA and any other legal requirements as more specifically defined in the Operations Manual.

20) Non-reconcliation items	German Market

TRX is responsible to clear non-reconciled GDS items within its control and in compliance with the Operations Manual.

French Market

TRX is responsible to clear non-reconciled GDS items within its control and in compliance with the Operations Manual.

21) Methods of payment	German Market

Working with Opodo’s Payment Service Provider, TRX will accept for travel purchases and process from a financial accounting point of view the following methods of payment:
• Credit card • Debit card • Paper invoice • Direct Debit (treated as per paper invoice)

Further methods of payment as may be agreed subject to Change Management Procedure.

French Market

Working with Opodo’s Payment Service Provider, TRX will accept for travel purchases and process from a financial accounting point of view the following methods of payment:

• Credit card

• Debit card

• Paper invoice

Further methods of payment as may be agreed subject to Change Management Procedure.
(Items 22-23 below relate to TRANXACT)

22) TRANXACT Services	UK MARKET

Level 1 TRANXACT Services include hosted & automated file finishing, confirmation of travel reservations, automated quality control, automated issuance of travel documents, automated schedule change notification (within agreed parameters), reporting, document production history and related automation of PNR handling and updates. For the avoidance of doubt all manual processing and customer contact activity is excluded from scope.

Optional Level 2 TRANXACT Services include all Level 1 TRANXACT Services, file finishing, confirmation of travel reservations, quality control, automated / manual ticketing, automated schedule change notification (within agreed parameters), queue management, tracking of travel documents, related automation of PNR handling updates and post ticketing & travel administration including void, refund, and exchange handling, GDS/fraud checking (as per current operating practices), debit memo administration, BSP non-reconciling items, High Risk Destination handling etc.

German Market

Level 2 TRANXACT Services include all Level 1 TRANXACT Services, file finishing, confirmation of travel reservations, quality control, automated / manual ticketing, automated schedule change notification (within agreed parameters), queue management, tracking of travel documents, related automation of PNR handling updates and post ticketing & travel administration including void, refund, and exchange handling, GDS/fraud checking (as per current operating practices), debit memo administration, BSP non-reconciling items, e-ticket-

tax refunds for unused tickets, high risk destination handling, and, for the avoidance of doubt, all manual processing.

French Market

Optional Level 2 TRANXACT Services include all Level 1 TRANXACT Services, file finishing, confirmation of travel reservations, quality control, automated / manual ticketing, automated schedule change notification (within agreed parameters), queue management, tracking of travel documents, related automation of PNR handling updates and post ticketing & travel administration including void, refund, and exchange handling, GDS/fraud checking (as per current operating practices), debit memo administration, BSP non-reconciling items, e-ticket-tax refunds for unused tickets, high risk destination handling, and, for the avoidance of doubt, all manual processing.

23) Additional Terms relevant to TRANXACT	German Market

TRX retains the right to cross-utilize TRANXACT agents with other accounts following 30 days notice to Opodo; however TRX will not allow such cross utilization with a direct competitor of Opodo.

TRX may operate non-dispatch TRANXACT functions at any TRX facility with the prior consent of Opodo, such consent not to be unreasonably withheld or delayed.

French Market

TRX retains the right to cross-utilize TRANXACT agents with other accounts following 30 days notice to Opodo; however TRX will not allow such cross utilization with a direct competitor of Opodo.

TRX may operate non-dispatch TRANXACT functions at any TRX facility with the prior consent of Opodo, such consent not to be unreasonably withheld or delayed.

SCHEDULE 2

SERVICE CREDIT / INCENTIVE MATRIX

Opodo Proposed SELEX Service Credit Matrix

The maximum aggregate cap on service credits for any SELEX monthly billing is     *     of SELEX revenues

Service credits will not apply if actual volume is greater than     *     of monthly forecasted volume provided     *    . Forecasted calls are defined as received calls less abandoned calls that are     *    .

Service credits will be measured and applied separately for the French and German markets.

Service levels for sales calls when the mix of sales calls to total calls is between     *     answered     *    . The monthly service level for sales calls will calculated using a weighted average methodology based on the daily ratio of sales calls to total calls.

Service level calculation will exclude extraordinary events such as website or GDS outages, major short term sales or promotions, etc. which cause the daily average volume for specific days impacted by the extraordinary event to exceed     *     of the daily average     *    .

For example, if the average daily volume in July 2005 is     *     calls and there are     *     days in which the daily volume exceeds     *     calls due to site outages, then those specific days would be excluded from the service level calculation.

Support Calls	Thresholds	Credit % of SELEX Invoice
* Calls answered within *	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
	*	*

* CONFIDENTIAL TREATMENT REQUESTED

Sales Calls	Thresholds	Credit % of SELEX Invoice
* Calls answered within *	*	*
	*	*
	*	*
	*	*
	*	*

E-Mail	Thresholds	Credit % of SELEX Invoice
* of emails answered within *	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
	*	*

Abandoned Sales Calls	Rate	Credit % of SELEX Invoice
Abandoned calls * are not greater than * .	*	*
	*	*
	*	*
	*	*
	*	*

* CONFIDENTIAL TREATMENT REQUESTED

Example - German Market

Service Credit Matrix - Germany	SL%	Actual	Credit %	Monthly Invoice Charge	Credit Due
* Support calls answered within *	*	*	*	*	*
* Sales calls answered within *	*	*	*	*	*
* of emails answered within *	*	*	*	*	*
Abandoned support calls > * are not greater than * .	*	*	*	*	*
Abandoned sales calls * are not greater than * .	*	*	*	*	*
Combined Germany SELEX	*	*	*	*	*

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3

FEES

TRANXACT Services

Level 1

The following charges per paper ticket issued shall apply:

Ticket Volume *		Incremental Pricing
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*		*

See Schedule 1 for description of services.

* CONFIDENTIAL TREATMENT REQUESTED

Level 2

The following Level 2 services apply to the French and German operations in Berlin.

Ticket Volume	*	Incremental Pricing
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
Greater than *		*

See Schedule 1 for description of services. For the avoidance of doubt, Level 2 fees quoted above are inclusive Level 1 fees.

* CONFIDENTIAL TREATMENT REQUESTED

The following optional Level 2 prices apply to the UK.

Ticket Volume	*	Incremental Pricing (EUR)
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
Greater than *		*

See Schedule 1 for description of services. For the avoidance of doubt, Level 2 fees quoted above are inclusive Level 1 fees.

* CONFIDENTIAL TREATMENT REQUESTED

SELEX

CE SELEX

The pricing is on a per contact basis as opposed to a per ticket basis. As contacts are reduced, fewer contacts are billed at given e-mail to contact mix. Price per defined contact based on the following e-mail to contact ratio

SELEX price per ticket

Contact to ticket
		*	*	*	*	*	*	*	*	*	*
Email to contact
	*	*	*	*	*	*	*	*	*	*	*
	*	*	*	*	*	*	*	*	*	*	*
	*	*	*	*	*	*	*	*	*	*	*
	*	*	*	*	*	*	*	*	*	*	*
	*	*	*	*	*	*	*	*	*	*	*

For example, if the contact to ticket ratio is     *    , and the email to contact ratio is     *    , the SELEX price per ticket is     *    . Similarly, if the contact to ticket ratio is     *    , and the email to contact ratio is     *    , the SELEX price per ticket is     *    .

The current mix of sales calls to total inbound calls is deemed to be less than     *    . The mechanism for a pricing change will apply where the mix goes above     *    . Service levels for sales calls when the mix is between     *     shall be     *     answered in     *     for a given     *    .

This service includes the handling of telephone sales, support and administrative calls as well as responding to email requests. Such services will be performed within the service levels parameters as detailed in the section(s) titled “Service Levels”. TRX shall staff its call centres with personnel with the appropriate skill sets to perform the services and shall further ensure that call centre staff handling calls relating to its French speaking sites are handled in fluent French and Opodo will be entitled to interview all potential staff who would provide these services and veto any individuals who fail in Opodo’s opinion to reach the appropriate standards.

Forecast Collar

The     *     commitment will be no less than     *     of monthly forecast volume provided     *     out for the following: CE TRANXACT, CE support calls, sales calls and e-mail and all available UK TRANXACT Level 2 volume. In the event that in     *     the volume is less than

*     of the forecast for that     *    , Opodo shall pay TRX on the basis that     *     of forecast had been met.

The service level commitment will apply within the parameters of     *     of monthly forecasted volume provided     *     out for the following volume:

UK TRANXACT, CE TRANXACT, CE support calls, sales calls and e-mail.

TRX shall provide Opodo     *     flash reports and     *     agent score cards in a mutually agreed format for Berlin based agents. Future changes in reporting requirements requested by Opodo will be accommodated on a time & materials basis.

Payment Terms

Opodo will pay TRX for     *     forecasts in advance in the following manner: TRX will invoice Opodo on or after     *     for the amount relating to the forecast for     *    . Such invoices shall net off, or gross up, any amounts overpaid or underpaid, respectively (if any), by Opodo for monthly forecasts in the immediately prior month. Opodo will pay invoices within     *     of receipt, and such invoices will otherwise be subject to the provisions of Section 4.6.

Unless otherwise agreed (e.g. as part of the Change Management Procedure), all implementation and development work will be on a time and materials basis on a daily rate of EUR     *    .

Client deliverables and all other office supplies remain the responsibility of Opodo – including but not limited to; GDS supply and equipment, consumables, access to CSR application, telephony line drop, stationary etc. Other items such as postage will be levied on a pass through basis as is current practice

Contact Volumes

A billable contact will exclude the following:

All Inbound Email

*     of Outbound calls (excluding outbound calls predicated on schedule changes, global, industry, exception events etc.).

All Inbound Faxes

All Inbound White mail

All auto handled emails both in and outbound

All auto handled, automated voice responses

Customer Complaint Handling

TRX will handle all French and German market customer complaints for Opodo and will notify Opodo within 1 working day of any court action brought against Opodo by a customer and delivered to TRX. This service is included in the daily/monthly contact costs. The only additional costs will be Outbound White mail, which will be costed as part of the monthly contacts total.

* CONFIDENTIAL TREATMENT REQUESTED

Deliverables

It is Opodo’s responsibility to deliver to TRX in a timely manner necessary deliverables such as Fulfilment and Stationary items to enable TRX to fulfil its obligations under this Agreement.

Benchmarking Process

1.	As per Section 4.2, the parties will conduct an annual Benchmarking process, to ensure that pricing for the TRANXACT and SELEX Services hereunder is competitive.

2.	The Benchmarking Process will commence by at least the 1st of October each year with the plan to conclude the process by 31st October.

3.	Opodo will issue an RFP (Request for Pricing) to a minimum of two named and one un-named suppliers of similar services with respect to similar volumes and periods (“Alternative Suppliers”, one of whom maybe an affiliate of Opodo), as well as TRX, to offer to supply TRANXACT and/or SELEX services for one or more of the Existing Markets. Any responses by the Alternate Suppliers to the RFPs received by Opodo shall promptly be shared with TRX.

4.	For the avoidance of doubt, the Benchmarking Process will cover TRANXACT and SELEX on a market by market, service by service, basis.

5.	In the event Opodo desires to accept the RFP of an Alternative Supplier, Opodo shall give notice to such effect to TRX, which notice shall indicate all material terms and conditions, including pricing, of the proposal of such Alternative Supplier, as well as the services and markets covered by such proposal (the “Alternate Proposal”, with the services and markets covered by such proposal, the “Defined Services” and the “Defined Markets”, respectively). TRX shall then have 20 days in which to agree to match the pricing set forth in the Alternate Proposal with respect to the Defined Services and the Defined Markets.

6.	Should TRX be unable or unwilling to match the pricing set forth in the Alternate Proposal with respect to any of the Defined Services or any of the Defined Markets, then Opodo may exercise its rights to terminate the provision by TRX of Services as per Section 7 of this Agreement with respect only to the Defined Service and Defined Market, as per the Alternate Proposal, whose pricing TRX has been unable or unwilling to match.

7.	Alternatively, if the RFPs indicate that TRX’s pricing for TRANXACT or SELEX should be adjusted upward to more properly reflect market rates, TRX shall give notice of same to Opodo, detailing the case for and amount of such proposed adjustment. In all events, however, any such increase in any one year shall, per Section 4.2, be limited to an aggregate 5% upward adjustment, and the parties shall cooperate to implement such increase.

8.	Should TRX agree with Opodo new pricing either up or down by product and market then this new pricing will be effective from the 1st January of the following year.

SCHEDULE 4.1

HANDOVER PLAN

1.	TRX acknowledges that it is critical for Opodo to have continuity of the Services following termination of the Agreement or any part of the Services and, in this respect, TRX agrees to co-operate with Opodo and/or any new service provider appointed by Opodo to provide the Services (including Opodo itself), or any part of them (the “New Service Provider”), in an effort to ensure smooth Handover and continuity of the Services then being provided by TRX during the Handover Period. The cooperative efforts of TRX in this regard shall be at Opodo reasonable expense (staff charges to be at TRX’s then standard rates) or on such other commercially reasonable terms and fees as may be agreed by the parties.

2.	For the purposes of this Handover Plan, “Handover Period” means:

(a)	in relation to the expiration of the Term of this Agreement (31 December 2007), the period commencing on the parties’ agreement to commence Handover (which shall be no later than 60 days prior to the expiration of the Term) and lasting until the expiration of the Term; or

(b)	in relation to the termination of the provision of all or any Services in any Market, or termination of the Agreement as a whole pursuant to Section 7, the period commencing on the giving by one party to the other of written notice to commence Handover and lasting not more than 60 days from the date of such notice.

3.	As part of Handover, and to the extent required by Opodo, TRX shall:

(a)	perform all the relevant Services up to the end of the Handover Period in accordance with this Agreement;

(b)	provide a comprehensive list of tasks outstanding (if any) at the end of the Handover Period and a comprehensive and final statement of account between TRX and Opodo;

(c)	deliver to Opodo all undelivered project deliverables and work in progress in relation to Opodo software, whether or not the same are complete, together with any data (in agreed media) and all stocks of consumables, including but not limited to ticket stocks.

(d)	promptly, on request, do all other things and acts that may reasonably be required to ensure a smooth Handover of the Services.

4.	As part of Handover, and to the extent required by TRX, Opodo shall also:

(a)	arrange for the removal of GDS equipment and cessation of lines;

(b)	arrange for the redirection of telephone calls to the New Service Provider;

(c)	arrange for the redirection of emails to the New Service Provider;

(d)	arrange for the redirection of PNRs to the New Service Provider;

(e)	arrange for the migration of unticketed PNRs to the New Service Provider; and

(f)	promptly, on request, do all other things and acts that may reasonably be required to ensure a smooth Handover of the Services.

Provided that such removal, redirection or migration shall only take place to the extent that it does not hinder TRX’s ability to continue to provide the Services or perform its obligations under the Handover Plan.

5.	During the Handover Period TRX shall be entitled to invoice Opodo for fees in accordance with the provisions of Section 4.5 and Schedules 3 and 5 of this Agreement.

SCHEDULE 4.2

CHANGE MANAGEMENT PROCEDURE

1	If either Opodo or TRX (the “Proposer”) wish to propose a change to the nature or manner of provision or receipt of the Services (a “Proposed Change”), it shall notify the other party (the “Recipient”) of the Proposed Change and such Proposed Change shall be introduced pursuant to this Schedule 4.2.

2	The Proposer must supply the Recipient with sufficient information and detail to enable to Recipient to properly consider the Proposed Change. The Recipient may in good faith request further investigation/information if it reasonably considers that it does not have sufficient information to properly consider the Proposed Change. The parties will each use reasonable endeavours to ensure that this process is carried out quickly and without unreasonable costs being incurred by either party.

3	Following receipt of a notice under paragraph 1 AND sufficient information under paragraph 2 above, the Recipient shall within 30 days provide to the Proposer a proposal indicating either:

(a)	the reasons why the Proposed Change is impracticable (in which case, should the Proposer wish to pursue the matter, it shall be escalated in accordance with paragraph 5 below); or

(b)	the time that would be necessary to implement such Proposed Change and any changes that would need to be made to the Fees, the Services, Schedule 5 and any other relevant aspects of this Agreement in order to implement such Proposed Change.

4	The Proposer must notify the Recipient within 30 days of any proposal made in accordance with paragraph 3(b) whether it accepts such proposal or not. If the Proposer accepts such proposal, the Recipient and the Proposer shall agree a date on which the Proposed Change shall be implemented and the Services, Fees, Services Levels, Schedule 5 and other aspects of this Agreement referred to in the proposal shall be amended accordingly with effect from that date. If the Proposer does not accept such proposal, and wishes to pursue the matter, it shall be escalated in accordance with paragraph 5 below.

5

(a)	If the parties cannot agree to a Proposed Change (including the affect the implementation of it would have on this Agreement), the matter shall be escalated to the CEO of Opodo and the CEO (or his executive officer designee) of TRX who will for a period of not less than 15 days attempt in good faith to resolve the matter.

(b)	If the matter is not resolved by negotiation, the parties will refer the dispute to mediation in accordance with the Centre for Dispute Resolution (“CEDR”) procedures. If the parties fail to resolve the matter within 60 days of the initiation of the procedure, the dispute shall be referred to arbitration in accordance with the rules of the London Court of International Arbitration/litigation. The initiation of the procedure is defined as the written request to CEDR by both parties for mediation.

(c)	Unless concluded with a written legally binding agreement, all negotiations connected with the dispute and the mediation in accordance with CEDR procedures shall be conducted in confidence and without prejudice to the rights of the parties in any future proceedings, provided that nothing in this paragraph shall prevent any of the parties from making representations to the arbitral tribunal/any court of competent jurisdiction as to the conduct of any other party in any negotiations or mediation in the context of any proposed award of costs.

(d)	Each of the parties reserve all their respective rights in the event that no agreed resolution shall be reached in the mediation.

SCHEDULE 5

LEICESTER FACILITY TRANSITION

In this Schedule 5, the following words and expressions shall have the following meanings:

“Employee Costs” means all costs (including reasonable legal costs), claims, damages, expenses and liabilities relating to the employment or termination of employment of the Leicester Employees;

“Leicester Employee” means any person employed by TRX at the Leicester Facility from time to time (including the Transition Employees as defined herein);

“Leicester Facility” means only that portion of the contact centre in Leicester, England utilized by TRX for the benefit of Opodo and the provision of services to Opodo, as located on the third floor of the facility and as further identified by the floor plan attached to this Schedule 5;

“Secondment Agreements” means the agreements between the Seconded Employees and Opodo (and not TRX) setting forth the terms pursuant to which, as between the Seconded Employees and Opodo, the Seconded Employees shall be seconded from Opodo to TRX;

“Seconded Employees” means the employees of Opodo who are agreed by the parties from time to time and who, as employees of Opodo, and for the duration of the UK Management Services Term, shall be seconded to TRX hereunder in connection with the UK Management Services and the Management Transition. The period of time during which the Seconded Employees are actually seconded to TRX is sometimes referred to as the “Secondment Period.”

“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended).

5.1 Generally.

a. Leicester Facility; Management Transition. TRX currently operates and maintains the Leicester Facility in servicing Opodo pursuant to the terms of this Agreement and providing the call centre and other United Kingdom based Services hereunder and as further identified on Schedule 1 (collectively, the “UK Management Services”). The parties acknowledge that they shall cooperate with regard to the Leicester Facility as further detailed below.

(i) In particular, TRX shall, as of 1 January 2005, effect principal, day-to-day, managerial and supervisory responsibility for the UK Management Services provided hereunder via the Seconded Employees (collectively, the “Management Transition”). In this regard, Opodo and TRX will assist one another in such reasonable manner, as further provided by the First Amendment, as they may request and in accordance with the purposes and intents of this Agreement and the First Amendment, all as necessary to effect properly the Management Transition as of 1 January 2005.

(ii) Further, this Agreement contemplates, in addition to the Management Transition, an ability by Opodo to purchase and assume all other rights, responsibilities, liabilities and obligations relating to the Leicester Facility and the Transition Employees (collectively, a “Leicester Facility Transition”), as set forth in Section 5.5 below.

b. The Seconded Employees. In addition to the other provisions set forth in this Schedule 5, the following are terms and conditions applicable to the Seconded Employees and the Management Transition:

(i) During the UK Management Services Term, the Seconded Employees shall be dedicated solely to the performance, in connection with the Management Transition, of the UK Management Services hereunder. In this regard, Opodo will procure that the Seconded Employees shall: work at the Leicester Facility or such other place as is necessary for the proper performance of their duties; work such hours as are reasonably necessary for the proper performance of their duties; perform their duties with reasonable care and skill and in accordance with the provisions of this Schedule 5; at all times co-operate with and act in good faith towards TRX in carrying out their duties and do nothing which would reasonably prevent TRX from carrying out the UK Management Services in accordance with TRX’s obligations under this Agreement; and without prejudice to the generality of the above provisions of this Section 5.1(b)(i), do all things necessary to assist TRX to comply with any obligations under the TUPE Regulations to inform or consult employees prior to a Leicester Facility Transition.

(ii) Notwithstanding the Management Transition contemplated hereunder, the parties agree that, during the UK Management Services Term, all Seconded Employees shall remain employees of Opodo. Nothing in this Agreement shall be construed or have effect as constituting an employment relationship between TRX and any of the Seconded Employees. Except as expressly provided in this Agreement, TRX shall not have any rights to direct the work of the Seconded Employees.

(iii) All costs (including reasonable legal costs), claims, damages, expenses and liabilities relating to the termination of employment of the Seconded Employees shall be the exclusive responsibility of, and paid by, Opodo and Opodo hereby indemnifies TRX in respect of the same. For the avoidance of doubt, all costs of employing the Seconded Employees (including but not limited to salary; benefits; national insurance contributions and PAYE, and any travel or accommodation costs) shall also be the exclusive responsibility of, and paid by, Opodo and Opodo hereby indemnifies TRX in respect of the same. Opodo will reimburse the Seconded Employee for any out of pocket expenses reasonably and properly incurred by the Seconded Employee during the Secondment Period subject to the Opodo expenses policy.

(iv) TRX agrees to act in respect of the Seconded Employees during the Management Services Term in a manner which accords with good employment practice in the UK.

(v) The Seconded Employees will be entitled to holidays or any other period of absence permitted by law during the Secondment Period in accordance with their contract of employment with Opodo.

(vi) If during the Secondment Period a Seconded Employee is absent for any reason for a period exceeding two consecutive weeks, TRX may request that Opodo provide a suitable replacement, the identity of whom is to be agreed by TRX. If no suitable replacement is provided, TRX may provide a TRX employee to replace the absent Seconded Employee.

(vii) TRX shall in relation to the Seconded Employees comply with its statutory obligations relating to health and safety.

(viii) Opodo will procure that the Seconded Employees comply with Section 5 of this Agreement relating to confidentiality.

(ix) TRX warrants that it will maintain adequate employers’ liability insurance to cover the Seconded Employees during the Secondment Period. TRX shall supply to Opodo on request a copy of such policy and evidence of payment of the premium for the Secondment Period. TRX shall ensure that the requirements and recommendations of its insurers are complied with.

c. Term. Notwithstanding the longer term of this Agreement generally, the obligation of TRX to provide the UK Management Services shall expire 30 June 2005 (the “UK Management Services Term”); provided, however, if Opodo properly gives notice of extension as contemplated in Section 5.6 below, the UK Management Services Term shall extend until 1 September 2005. For the avoidance of doubt, absent a Leicester Facility Transition, the Management Transition shall terminate and be of no further force or effect as of the expiration or termination of the UK Management Services Term.

5.2 Personnel

a. Generally. The Leicester Employees are employees (full or part-time) of TRX. Opodo has given written notice to TRX (under the First Amendment and this Agreement) identifying with particularity and by name the Leicester Employees that it wishes to be engaged in providing to Opodo the UK Management Services hereunder. TRX and Opodo have cooperated in good faith and have made a mutually agreed determination of the number (the “Agreed Number,” which is     *     of the Leicester Employees who shall perform the UK Management Services hereunder (such employees to be the “Transition Employees”). In addition, the defined terms “Leicester Employees” and “Transition Employees” are sometimes further subdivided for purposes of this Schedule 5 as follows:

(i) Any person who becomes employed by TRX at the Leicester Facility or who is deployed by TRX to the Leicester Facility in the period between 1 December 2004 and 31 December 2004 (inclusive) in order to maintain the number of Transition Employees at the Agreed Number (e.g. as may be necessary as a result of Transition Employee resignations during such period) shall also be deemed a “Replacement Employee.”

(ii) Any person who becomes employed by TRX at the Leicester Facility or who is deployed by TRX to the Leicester Facility between 1 December 2004 and the expiration or termination of the UK Management Services Term in order to address a need not included or contemplated in arriving at the Agreed Number (e.g. as may be necessary to accommodate greater than expected transaction volumes by Opodo) shall also be deemed a “New Employee.”

(iii) In the event that the total number of Transition Employees as at 1 January 2005 is less than the total number of Leicester Employees at that date, any Leicester Employees who are not Transition Employees shall also be deemed “Redeployed Employees.” For the avoidance of doubt, TRX shall be responsible for the “Redeployed Employees” and intends to redeploy them with clients other than Opodo, and, in all events, TRX is responsible for all Employee Costs relating to Redeployed Employees, as provided by Section 5.3(b)(ii) of this Schedule 5.

* CONFIDENTIAL TREATMENT REQUESTED

b. Status of Transition Employees. Notwithstanding the Management Transition contemplated hereunder, the parties agree that, during the UK Management Services Term, all Transition Employees shall remain employees of TRX.

c. Opodo and Seconded Employee Compliance with Employment Practices. Opodo covenants and agrees that it shall and shall procure that the Seconded Employees shall act in respect of the Transition Employees during the Management Services Term in a manner which accords with good employment practice in the UK, shall respect their terms and conditions of employment (including without limitation all benefits, whether contractual or not), shall not do anything which purports to change or which has the effect of changing their terms and conditions of employment, shall adhere to and implement all TRX human resource policies during such period save that none of Opodo or the Seconded Employees may without the prior written consent of TRX dismiss or take disciplinary action against any Transition Employee, whether in accordance with a statutory procedure or otherwise.

d. Mutual Non-Solicitation. Other than in relation to the Leicester Employees as herein contemplated and in accordance with the terms of this Agreement:

(i) Opodo covenants and agrees that it shall not directly or indirectly, alone or jointly with any other person, and whether as a shareholder, partner, director, principal, consultant or agent, during the term of this Agreement and to the detriment of the business of TRX as carried on at that date, employ or engage the services of any person employed by TRX or induce or endeavour to induce any employee of TRX to leave his position, whether or not such person would commit a breach of his contract by so leaving. For the avoidance of doubt, the placement of general advertisements or other similar means not specifically directed at TRX employees shall not be deemed to breach this provision.

(ii) TRX covenants and agrees that it shall not directly or indirectly, alone or jointly with any other person, and whether as a shareholder, partner, director, principal, consultant or agent during the term of this Agreement and to the detriment of the business of the business of Opodo as carried on at that date, employ or engage the services of any person employed by Opodo or induce or endeavor to induce any employee of Opodo to leave his position, whether or not such person would commit a breach of his contract by so leaving. For the avoidance of doubt, the placement of general advertisements or other similar means not specifically directed at Opodo employees shall not be deemed to breach this provision.

5.3 Financial Terms.

a. Opodo Fees, Costs and Expenses. From and after 1 January 2005 and at all times during or otherwise with respect to the UK Management Services Term, the following costs shall be the exclusive responsibility of Opodo, and shall be paid (including prepaid as provided by Section 5.3(a)(vii) below) by Opodo to TRX as provided by this Agreement (collectively, the “UK Management Fee”):

(i) a monthly fee equivalent to TRX’s actual Employment Costs with respect to the Transition Employees (including but not limited to salary; benefits; national insurance and PAYE);

(ii) Any third party recruiting costs, and all training costs, with respect to Transition Employees, including but not limited to New Employees (except as provided in Section 5.3(b) below with respect to TRX’s obligations for Replacement Employees), to the extent any such costs are incurred by TRX. The parties acknowledge that, except as provided in Section 5.3(b) below with respect to TRX’s obligations for Replacement Employees, Opodo is during the UK Management Services Term exclusively responsible for the recruiting and training of all Transition Employees, including New Employees; provided, however, the parties acknowledge that the human resources support provided within the indirect support services described on Appendix A to this Schedule 5 include internal recruiting assistance. Other than as set forth in the immediately preceding sentence, Opodo will not use any TRX resources with respect to recruiting or training.

(iii) Office space (an aggregate of     *     square feet) in the Leicester Facility will be charged by TRX to Opodo at a cost of     *     per sq. ft. per annum (inclusive of rates, service fees; cleaning services, heat, light, power and property insurance). In the event Opodo requests an increase in the Leicester Facility office space provided hereunder, if TRX agrees to accommodate such request it will be at the same price and on the same terms as set forth in this Section 5.3(a)(iii).

(iv) The indirect support services detailed on Appendix A to this Schedule 5 shall be provided by TRX to Opodo at a cost of     *     per work station per month, which shall in all events be capped at     *     work-stations (i.e. the maximum fee per month will be £    *    . Other indirect support services not included on Appendix A to this Schedule 5, and the fees, costs, and expenses relating thereto, will be addressed on an ad-hoc, case by case basis consistent with the purposes and intents of this Agreement, and may be offered by TRX to Opodo on a service bureau or specific individual requirement. Without limiting the foregoing, all implementation and development work will be undertaken on a time and materials basis at a daily rate of     *    .

(v) TRX will charge Opodo a per workstation fee, in the amount of     *     per workstation per month, as further detailed on Appendix A to this Schedule 5. For the avoidance of doubt, and unlike the per work-station fee in Section 5.3(a)(iv) above, this per work-station fee is not capped at     *     work-stations.

(vi) With respect to the services contemplated in Section 5.3(a)(iv) and (v) above, TRX covenants and agrees that it shall provide such services in good faith in accordance with commercially reasonable standards of professionalism, responsiveness and levels of service, and in all events in substantial accordance with such services and standards as historically have been adhered to by TRX in connection with the operation of the Leicester Facility. Without limiting the foregoing, TRX agrees that Opodo shall not experience any material degradation of the services or the professionalism, responsiveness or levels of service received from TRX, as compared to such services, professionalism, responsiveness and levels of service as in effect prior to the Management Transition.

(vii) Opodo will prepay TRX for the amounts identified in Section 5.3(a)(i), (iii), (iv) and (v) above in advance in the following manner: TRX will invoice Opodo on or after the 5th of the calendar month for such charges relating to the next calendar month. Such invoices shall net off, or gross up, any amounts overpaid or underpaid, respectively (if any), by Opodo for such charges in the immediately prior month. Opodo will pay invoices within     *     of receipt.

* CONFIDENTIAL TREATMENT REQUESTED

b. TRX Fees, Costs and Expenses. From and after 1 January 2005 and at all times during or otherwise with respect to the UK Management Services Term, and other than as may result from Opodo’s breach of this Agreement, the following costs shall be the exclusive responsibility of TRX:

(i) Recruiting and training costs incurred in the period from 1 December 2004 until 1 January 2005 resulting from Replacement Employees.

(ii) Any Employee Costs relating to Redeployed Employees (so long as such persons do not at any time become Transition Employees in which case they shall be treated in accordance with the remaining provisions of this Schedule 5).

5.4 Opodo Indemnity. Subject only to TRX’s specific obligations pursuant to this Schedule 5, and other than as may result from TRX’s breach of this Agreement, Opodo shall otherwise indemnify and hold TRX harmless from damages, losses, costs, expenses and payments whatsoever (including for the avoidance of doubt any Employee Costs) suffered or incurred by TRX resulting from or arising out of (i) the Secondment Agreements, (ii) any acts or omissions of the Seconded Employees done or omitted to be done in the course of the Management Transition or otherwise during the Secondment Period, (iii) any act or omission of Opodo or any instructions given by Opodo or its officers, employees or agents to or in relation to any of the Seconded Employees.

5.5 Leicester Facility Transition.

a. The parties have agreed that in connection with this Agreement and the UK Management Services, Opodo, at its option, may elect (strictly as provided below) to purchase and assume by novation or by operation of law all rights, responsibilities, liabilities and obligations relating to the Leicester Facility and the Transition Employees (collectively, a “Leicester Facility Transition”).

(i) If Opodo desires that a Leicester Facility Transition occur, it shall give TRX irrevocable, unconditional written notice of same not later than 30 April 2005.

(ii) In the event of a Leicester Facility Transition, from and after the giving of such notice the parties covenant and agree that they shall mutually cooperate in good faith for not less than sixty (60) days to properly effect, in accordance with their respective obligations under the TUPE Regulations and with due regard to minimizing customer and service disruption, a Leicester Facility Transition (the effective date of such transfer, the “Leicester Facility Transition Date”).

(iii) In this regard, the parties shall cooperate with one another to mutually agree the commercial terms and documentation for such Leicester Facility Transition, which shall be consistent with terms, conditions and documentation customary for business purchases similar in size and complexity to that involved in the Leicester Facility Transition (and shall in all events include the agreed provisions of Section 5.5(b), (c), and (d) below). Without limiting the foregoing, the parties agree that one of the commercial terms of the Leicester Facility Transition will involve an under lease or sublease of the Leicester Facility from TRX to Opodo at the rate and on the terms identified in Section 5.3(a)(iii) above, which rate and terms shall be in effect until 31 December 2005 (unless the parties otherwise agree).

* CONFIDENTIAL TREATMENT REQUESTED

(iv) In addition, as part of the Leicester Facility Transition, the Handover Plan provisions of Schedule 4.1 shall apply.

(v) For the avoidance of doubt, in the event the parties are unable, after good faith efforts in accordance with this Agreement, to agree upon the terms, conditions and documentation of the Leicester Facility Transition, then upon notice from either party at any time on or after the Leicester Facility Transition Date, under circumstance where the party giving such notice is not in breach of this Agreement, the obligations of the parties to continue to cooperate to try to effect a Leicester Facility Transition shall be of no further force or effect.

b. TRX and Opodo agree to proceed on the basis that in relation to the Leicester Employees a Leicester Facility Transition shall amount to a relevant transfer for the purposes of the TUPE Regulations and that with effect from the Leicester Facility Transition Date the contracts of employment of the Transition Employees shall effect as if originally made between the Leicester Employees and Opodo.

c. Opodo hereby indemnifies and holds harmless TRX in respect of all Employee Costs arising out of or in connection with:

(i) the employment or termination of employment by Opodo of the Transition Employees on or after the Leicester Facility Transition Date; and

(ii) any failure by Opodo to carry out its obligations under Regulation 10 of the TUPE Regulations.

d. In the event that the employment of any Transition Employee is found or alleged not to have transferred to Opodo pursuant to the TUPE Regulations as a result of a Leicester Facility Transition, Opodo shall with 14 days of a request in writing by TRX make an offer to employ such person on terms and conditions of employment (excluding in relation to any normal retirement benefits under an occupational pension scheme) no less favourable than those on which the person is employed by TRX. If such offer is not made or is not accepted within 14 days of being made, TRX may forthwith terminate the employment of such person in a manner and on terms to be reasonably agreed with Opodo, and Opodo shall indemnify and hold harmless TRX against all Employee Costs relating to such person in relation to the period from the Leicester Facility Transition Date to the date of termination of employment.

5.6 Extension of UK Management Services.

a. As an alternative to a Leicester Facility Transition, Opodo may elect, by giving TRX irrevocable, unconditional written notice of same not later than 30 April 2005, to replace the Leicester Facilities with alternative facilities at an alternative site (an “Extension Notice,” which to be effective must include a detailed “extraction plan” describing the manner, specific logistics and other requirement, and timing of such relocation to such alternative site).

b. The costs of any such relocation (including for the avoidance of doubt any Employee Costs) shall be incurred by, and the sole responsibility of, Opodo. In such an event, Opodo may affirmatively elect, irrevocably and unconditionally in the Extension Notice, to extend the UK Management Services Term to 1 September 2005.

5.7 Enhancements.

a. In acknowledgement of the possibility of a Leicester Facility Transition, TRX agrees that during the UK Management Services Term it shall use its reasonable efforts to give Opodo notice of, and good faith opportunity for Opodo to comment on or consult with TRX with respect to, any material alterations or enhancements TRX may make or propose to make to the premises at the Leicester Facility.

b. Other than the limited rights of cooperation and consultation provided by the foregoing, and except as provided by this Agreement with respect to a Leicester Facility Transition, Opodo shall have no rights, arising out of the Management Transition or otherwise, with respect to the Leicester Facility or the manner in which TRX owns, operates or affects such facility.

5.8    No Further Liability. Upon expiration of the UK Management Services Term, and except as provided by this Agreement (including but not limited to the indemnification obligations of Section 8.2 and this Schedule 5), Opodo shall have no further liability to TRX with respect to any facilities then owned by TRX, or any then employees or independent contractors of TRX, in each instance that were used in providing UK Management Services hereunder.

Leicester Facility Floor Plan

    *

* CONFIDENTIAL TREATMENT REQUESTED

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HR Administration–general description of expected Human Resources functionality:

Recruitment.

•	Log the requisition form and keep record of authorisation process.

•	Process all CV’s

•	Arrange/conduct Interviews/Assessment Centres

•	Liaise with managers for selection purposes.

•	Liaise with candidate accordingly.

•	Offer/reject/ask for 2nd interview.

Starters

•	Process the request for offer form.

•	Write a letter of intent to new starter.

•	Generate the contract.

•	Collate all contract documentation.

•	Input new starter on the HR Database.

•	Write to new starters referees.

•	Chase for references.

Termination.

•	Process termination paperwork.

•	Calculate holidays and flexible benefits (to be deducted or paid into leavers last pay)

•	Input leaver onto the HR Database.

•	Input onto Leaver excel spreadsheet for HR records.

•	Conduct an exit interview.

•	Write to employee with last pay details.

Amendments

•	Process the salary/job adjustment form.

•	Input details onto the HR database.

•	Write to employee with details.

Filing

Opodo files consist of: -

Contract

Contract documentation

Amendments to contracts.

Performance review information

Application forms

Return to work documentation

File notes

Operational communications

Holiday request forms

Write offs

Shift swaps

•	All files need to be maintained on a daily basis.

Disciplinary Admin

•	Chasing managers for all documentation for the investigation for a potential disciplinary.

•	Writing to the individual, stipulating a time and date for the investigation, along with all the documents and policies relevant to the investigation.

•	Conducting/providing support during the investigation and the disciplinary hearing.

•	Writing to the individual with the outcome of the hearing/investigation.

•	Providing further administration support if the individual appeals.

AWOL Admin

•	Make their pay dormant.

•	Send Awol letters;

•	1st Stage letter–giving them a timescale and numbers to call.

•	2nd Stage – I from response to the 1st letter give them a timescale and number and if they don’t get in contact they have terminated their contract.

•	Either reinstate their pay or ask manager for termination paperwork.

Maternity

•	Write to the individual when first given notification.

•	2nd Letter stipulating what they are entitled to once given the due date.

•	Process the Matb I and pass to payroll accordingly.

•	Input onto the HR database.

•	Reinstate on the HR database when individual returns.

Salary Review and Bonus.

•	Ensure that all managers are briefed fully in the performance review/bonus process.

•	Liaise with payroll for bonus details ensuring that all amounts have been authorised accordingly.

•	Input any authorised pay increases onto snowdrop.

•	Write to the individual with their new salary details.

•	File away all performance review/bonus documentation.

Statistics.

Headcount report.

•	Liaising with managers for the number of heads within the business and cross-referencing them with the HR database.

Attrition report.

•	Liaising with managers for the leaver details and cross referencing them with the HR database.

Sickness percentage.

•	Provide a monthly sickness percentage based on the total monthly working hours Vs the total absence in the month.

•	This is broken down into the call centre and fulfilment.

SCHEDULE 6.2

HARDWARE OWNED BY OPODO

Items	Unit Price
*	*
*	*
*	*
*	*
*	*
*	*

Other hardware may be added to this schedule at any time during the term of this Agreement provided that Opodo can prove ownership of hardware through purchase invoices etc.

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 7

AVERAGE HANDLING TIMES

TELEPHONE.

French market:
Support calls:	*
Sales calls:	*

German market:
Support calls:	*
Sales calls:	*

EMAIL

The Average Handling Times for email shall be agreed by the parties in writing by 30 June 2005. In the event there is no such agreement by that date, the Average Handling Times for email shall be as follows:

French market:	*
German market:	*

* CONFIDENTIAL TREATMENT REQUESTED